EXHIBIT 3.2(b)

Amendment No. 1

to

the Third Amended and Restated Limited Partnership Agreement

of

Potomac Futures Fund L.P.

dated as of

February 22, 2010

(the “Agreement”)

WHEREAS, consistent with the General Partner’s authority to amend the Agreement without the consent of the Limited Partners under Paragraph 17(a), the Agreement shall be amended as follows:

1. The first paragraph of Paragraph 8 is hereby deleted and replaced in its entirety with the following: “(a) General. The General Partner, to the exclusion of all Limited Partners, shall conduct, control and manage the business of the Partnership, including, without limitation, the investment of the funds of the Partnership. The General Partner may, but is not obliged to, delegate its rights, duties and powers hereunder, including but not limited to (i) the power to select trading advisors and allocate assets among them; and (ii) the duty to make trading decisions for the Partnership. Except as provided herein, no Partner shall be entitled to any salary, draw or other compensation from the Partnership. Each Limited Partner hereby undertakes to advise the General Partner of such additional information as may be deemed by the General Partner to be required or appropriate to open and maintain an account or accounts with commodity brokerage firms for the purpose of trading in commodity futures contracts.”

2. The following paragraph is hereby added after the seventh paragraph of Paragraph 8: “(b) Administrative Fee. The Partnership shall pay the General Partner a monthly administrative fee in return for its services to the Partnership. The administrative fee initially shall equal 1/12 of 1% (1% per year) of month-end adjusted Net Assets and may be changed upon notice to the Limited Partners. For purposes of calculating the General Partner’s administrative fee, adjusted Net Assets are “Net Assets” increased by the current month’s incentive fee accrual, the monthly management fee, the General Partner’s administrative fee and any allocable redemptions or distributions as of the end of such month.”

3. The foregoing amendments shall be effective as of October 1, 2014 and conforming changes shall apply to such other provisions, if any, of the Agreement in order to give such other provisions the effect of the amendments articulated above.

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IN WITNESS WHEREOF, this Amendment to the Agreement has been executed for and on behalf of the undersigned on August 8, 2014.

General Partner:

Ceres Managed Futures LLC

By:	/s/ Alper Daglioglu
Alper Daglioglu
President and Director